
Elbit Systems Ltd.
100% Elbit Systems of America, LLC (U.S.)
100% Elbit Systems Electro-Optics Elop Ltd. (Israel)
100% Elbit Systems Land and C4I Ltd. (Israel)
100% Elbit Systems EW and SIGINT – Elisra Ltd. (Israel)